EXHIBIT 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of                     , 2007, between Indevus Pharmaceuticals, Inc., a Delaware Corporation having a place of business at 33 Hayden Avenue, Lexington, Massachusetts 02421 (the “Corporation”) and Michael W. Rogers, an individual residing at                                          (the “Executive”).

WHEREAS, the Corporation and Executive entered into that certain Employment Agreement dated February 23, 1999 (the “Original Employment Agreement”);

WHEREAS, the Corporation and Executive desire to amend and restate the Original Employment Agreement pursuant to Section 10 thereof, all as hereinafter provided;

WHEREAS, the Executive, in his capacity as Executive Vice President and Chief Financial Officer of the Corporation, the stock of which is publicly traded, shall be deemed a “specified employee” as defined under Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (“Code”); and

WHEREAS, this Agreement is intended to comply with Code Section 409A and the guidance thereunder, and shall be interpreted as operating in accordance therewith to the extent that there is any ambiguity as to the terms of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties agree as follows:

1. EMPLOYMENT; DUTIES; REPORTING

(a) The Corporation engages and employs the Executive, and the Executive hereby accepts engagement and employment, as Executive Vice President and Chief Financial Officer, to direct, supervise and have responsibility for the financial, accounting and tax operations of the Corporation, including, but not limited to (i) directing and supervising the financial, accounting and tax departments of the Corporation, (ii) managing the other financial, accounting and tax personnel and resources of the Corporation; and (iii) performing such other services and duties as the Chief Executive Officer or the Board of Directors of the Corporation (the “Board”) shall determine.

(b) The Corporation will provide office facilities, secretarial, and clerical support consistent with customary practices of the Corporation. The Executive shall perform his duties hereunder from the Corporation’s executive offices in Massachusetts or such other locations as the Executive and Corporation may agree, provided, however, that the Executive acknowledges and agrees that the performance by the Executive of his duties hereunder may require significant domestic and international travel by the Executive.

(c) The Executive shall devote his best efforts and entire working time and attention to the proper discharge of his duties and responsibilities under this Agreement.

(d) During the Employment Term, the Executive shall be required to report to the Chief Operating Officer of the Corporation, and at any time such office does not exist, then to the Chief Executive Officer of the Corporation or such other officer as may be determined by the Board or a committee designated by the Board.

(e) Except upon the prior written consent of the Chief Executive Officer or the Board, during the Employment Term, the Executive will not: (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is competitive with, or that places him in a competing position to, the Corporation. Personal passive investments and personal business affairs not inconsistent with this Agreement, or teaching, writing or publicly speaking are permitted, so long as these activities do not interfere or conflict with the Executive’s duties hereunder.

2. TERM

Subject to any earlier termination pursuant to Section 6, the Executive’s employment hereunder shall be for a term of three (3) years commencing on October 1, 2007 (the “Effective Date”) and continuing through the earlier of (a) the third anniversary of such date or (b) the date on which this Agreement is terminated in accordance with Section 6; provided, that unless terminated earlier in accordance with Section 6, this Agreement shall automatically renew for periods of one (1) year unless either the Executive or the Corporation gives written notice to the other not less than sixty (60) days prior to the date of any such anniversary of such party’s election not to extend the term of this Agreement. The initial three year term and any successive term shall hereinafter be referred to as the “Employment Term.”

3. COMPENSATION

As compensation for the performance of his duties under this Agreement, the Executive shall be compensated as follows:

(a) Salary; Bonuses, Equity Awards:

(i)	The Corporation shall pay the Executive an annual base salary (“Base Salary”) at an initial rate of Three Hundred Fifty Two Thousand Two Hundred Sixty Five and 16/100 Dollars ($352,265.16), payable in accordance with the usual payroll period of the Corporation, and provided further that following each annual anniversary of the Effective Date, the Executive shall be eligible for an increase in Base Salary as determined by the Compensation Committee.

(ii)

During the Employment Term, the Corporation shall pay the Executive bonuses pursuant to the Corporation’s Executive Bonus Plan or similar bonus plan as approved by the Board or the Compensation Committee of the Board. Notwithstanding anything in the Executive Bonus Plan to the contrary, each bonus shall be paid to the Executive in accordance with the terms of such plan but in no event later than March 15th following the calendar year in which such bonus was earned.

(iii)	The Executive will be eligible to receive options, restricted stock and other Awards, as such term is defined in the Company’s 2004 Equity Incentive Plan (the “Plan”), during the Employment Term pursuant to the Plan or such other equity plans as may be in effect at any time during the term of this Agreement, as may be granted from time to time by the Compensation Committee of the Board or the Board.

The Corporation shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and such other amounts as may be required by law and any plans pursuant to which such compensation is generated or as agreed upon by the parties with respect to the compensation payable to the Executive pursuant to section 3(a) hereof.

(b) Expenses. The Corporation shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Corporation, including reasonable travel and entertainment, against receipt by the Corporation of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with the expense reimbursement policies and procedures as may from time to time be adopted by the Board of Directors of the Corporation. Any reimbursements hereunder shall be paid to the Executive promptly in a lump sum in accordance with such expense reimbursement policies and procedures then in effect but in no event later than the March 15 of the calendar year next following the year in which the Executive incurred the reimbursable expense.

(c) Benefits. The Executive shall have the right to participate in and to receive benefits from all present and future life, vacation, accident, disability, medical, pension, and savings plans and all similar benefits made available generally to executives of the Company. The amount and extent of benefits to which the Executive is entitled shall be governed by any applicable benefit plan, as it may be amended from time to time. The Executive shall receive no less than four (4) weeks paid vacation each year which shall accrue if not used in any year and be paid to Executive or carried forward to subsequent years consistent with Corporation policy. The Corporation shall also carry D&O Liability Insurance coverage for the benefit of its officers and directors including Executive.

(d) Life Insurance. The Corporation shall make available to the Executive and his dependents, such medical, disability, life insurance and such other health benefits as the Corporation makes available to its senior officers and directors. The Executive’s life insurance coverage shall not be less than $1,000,000.

4. NON-COMPETITION

(a) The Executive understands and recognizes that his services to the Corporation are special and unique and agrees that, during the term of this Agreement and, unless such termination is by the Executive pursuant to 6(a)(iii) below and provided the Corporation is not in material default to Executive on any of its obligations under this Agreement, for a period of one (1) year from the date of termination of his employment hereunder, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business engaged in the development of commercialization of products directly competitive with products of the Corporation, including any subsidiary of the Corporation (a “Subsidiary”), including products under development by the Corporation or a Subsidiary within the geographic area of the Corporation’s business.

(b) During the term of this Agreement and for one (1) year thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Corporation, solicit or induce any employee of the Corporation or any affiliate to leave the employ of the Corporation or any affiliate or hire for any purpose any employee of the Corporation or any affiliate or any employee who has left the employment of the Corporation or any affiliate within six months of the termination of said employee’s employment with the Corporation.

(c) During the term of this Agreement and for one (1) year thereafter, the Executive shall not, directly or indirectly, without the prior written consent of the Corporation:

(i)	solicit or accept employment or be retained by any party who, at any time during the term of this Agreement, was a customer or supplier of the Corporation or any affiliate where his position will be related to the business of the Corporation; or

(ii)	solicit or accept the business of any customer or supplier of the Corporation or any affiliate with respect to products similar to those supplied by the Corporation.

(d) In the event that the Officer breaches any provisions of this Section 4 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 4, the Officer shall not urge as a defense that there is an adequate remedy at law nor shall the Corporation be prevented from seeking any other remedies which may be available.

5. CONFIDENTIAL INFORMATION

(a) The Executive agrees that during the course of his employment or at any time after termination, he will not disclose or make accessible to any other person, the Corporation’s products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets, litigation information and other confidential and proprietary business information of the Corporation, any Subsidiary or any of its clients. The Executive agrees: (i) not to use any such information for himself or others; and (ii) not to take any such material or reproductions thereof from the Corporation’s facilities at any time during his employment by the Corporation, except as required in the Executive’s duties to the Corporation. The Executive agrees immediately to return all such material and reproductions thereof in his possession to the Corporation upon request and in any event upon termination of employment.

(b) Except with prior written authorization by the Corporation, the Executive agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, any Subsidiary, its clients or any other party to whom the Corporation owes an obligation of confidence, at any time during or after his employment with the Corporation.

(c) The Executive hereby assigns to the Corporation all right, title and interest he may have or may acquire in all inventions (including patent rights) developed by the Executive during the term of this Agreement (“Inventions”) and agrees that all Inventions shall be the sole property of the Corporation and its assigns, and the Corporation and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. The Executive further agrees to assist the Corporation in every proper way (but at the Corporation’s expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries.

6. TERMINATION

(a) The term of this Agreement shall continue for the period set forth in Section 2 hereof unless sooner terminated upon the first to occur of the following events (the “Termination Date”):

(i)	The death or disability of the Executive;

(ii)	Termination by the Board of Directors of the Corporation for “just cause”. Any of the following actions by the Executive shall constitute “just cause”:

(A)	Material breach by the Executive of Section 4 or Section 5 of this Agreement;

(B)	Material breach by the Executive of any provision of this Agreement other than Section 4 or Section 5 or the willful or reckless failure by the Executive to perform his duties hereunder which breach or failure is not cured by the Executive within fifteen (15) days of notice thereof from the Corporation; or

(C)	The commission by the Executive of any act or fraud or theft against the Corporation or any Subsidiary, or the conviction of the Executive of any criminal act.

(iii)	Termination by the Executive for “just cause”. Any of the following actions or omissions by the Corporation shall constitute “just cause”:

(A)	Material breach by the Corporation of any provision of this Agreement which is not cured by the Corporation within fifteen (15) days of notice thereof from the Executive;

(B)	Any action by the Corporation to intentionally harm the Executive; or

(C)	A Change in Control of the Corporation (as defined below).

(iv)	Termination by the Board of Directors of the Corporation without “just cause”.

(v)	Termination by the Executive for any reason other than “just cause”.

(b) Upon termination pursuant to subparagraphs (i), (ii) or (v) of paragraph (a) above, the Executive (or his estate in the event of termination pursuant to subparagraph (i)), shall be entitled to receive the Base Salary, bonuses and reimbursement of business expenses accrued but unpaid as of the date of termination. Any unpaid, accrued salary, bonuses and expense reimbursements should be paid within thirty (30) days of the date of termination and no later than the March 15th after the calendar year of the termination of employment of the Executive under subparagraph (i), (ii) or (v) of paragraph 6(a).

(c) Upon termination pursuant to subparagraph (a)(iii)(A) or (B) above, the Executive shall be entitled to receive an amount equal to twelve (12) months of Base Salary plus a bonus incentive equal to the target bonus set forth in the Executive’s bonus plan in effect as of the Termination Date as if such targets had been achieved. At the discretion of the Corporation (except if the Executive elects to receive monthly installments), (i) such Base Salary may be paid either in one lump sum or in monthly installments throughout the remaining term of this Agreement, and (ii) such bonus incentive amount may be paid either in one lump sum or in monthly installments for up to twenty four (24) months from the Termination Date, provided that reference is made to the limitations in Section 6(k) below and that for (i) or (ii), monthly installments may only be selected if they would not trigger a taxable event under Section 409A of the Code.

(d) Upon termination pursuant to subparagraph (a) (iii)(C) above, the Executive shall be entitled to receive an amount equal to eighteen (18) months of Base Salary plus a bonus incentive equal to the target bonus set forth in the Executive’s bonus plan in effect as of the Termination Date as if such targets had been achieved. At the discretion of the Corporation (except if the Executive elects to receive monthly installments), (i) such Base Salary may be paid either in one lump sum or in monthly installments throughout the remaining term of this Agreement, and (ii) such bonus incentive amount may be paid either in one lump sum or in monthly installments for up to twenty four (24) months from the Termination Date, provided that reference is made to the limitations in Section 6(k) below and that for (i) or (ii), monthly installments may only be selected if they would not trigger a taxable event under Section 409A of the Code.

The commencement of the cash payout will be governed by a standard “double trigger” mechanism approved by the Board and will commence upon the occurrence of the second trigger (defined below), provided further that if such second trigger does not occur no cash payout shall be due hereunder. The first “trigger” is the “Change of Control” event and the “second trigger” is the earliest of the following:

(i) the Executive is not offered prior to the Change in Control, (1) a comparable executive position of the acquirer or of the division of the acquirer which assumes the business of the corporation after the Change in Control (comparable to be determined by the Executive in his reasonable discretion) and (2) a total compensation and benefits package substantially similar (and no less than) to that provided to the Executive under this Agreement; or

(ii) the Executive accepts an employment agreement discussed in (d)(i) above and within twelve (12) months of the effectiveness of such agreement, is terminated without “just cause” (as defined in Section 6(a)(ii) above) or experiences a “constructive termination” which shall include any of the actions or omissions described in Section 6(a)(iii) above by the acquirer or division thereof.

(e) In addition, upon termination pursuant to subparagraph (iii) above, the Corporation shall provide continuation of health benefits for a period equal to (I) twelve (12) months from the Termination Date if termination was pursuant to subparagraph (iii)(A) or (B) or (II) eighteen (18) months from the Termination Date if termination was pursuant to subparagraph (iii)(C), each to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefit shared in the same relative proportion by the Corporation and the Executive as in effect on the Termination Date. Notwithstanding the foregoing, nothing in this Section 6(e) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive’s right to cost sharing under this Section 6(e) ceases, provided further the continued health benefits provided hereunder shall supplement, and not in any manner be construed to replace or otherwise limit, the periods of COBRA continuation that the Executive would have otherwise been entitled to.

(f) Upon termination pursuant to subparagraph (iv) above, the Executive shall be entitled to receive an amount equal to twelve (12) months of Base Salary plus a bonus incentive equal to the target bonus set forth in the Executive’s bonus plan in effect as of the Termination Date as if such targets had been achieved. At the discretion of the Corporation (except if the Executive elects to receive monthly installments), (i) such Base Salary may be paid either in one lump sum or in monthly installments throughout the remaining term of this Agreement, and (ii) such bonus incentive amount may be paid either in one lump sum or in monthly installments for up to twenty four (24) months from the Termination Date, provided that reference is made to the limitations in Section 6(k) below and that for (i) or (ii), monthly installments may only be selected if they would not trigger a taxable event under Section 409A of the Code.

In addition, upon termination pursuant to subparagraph (iv) above, the Corporation shall provide continuation of health benefits for a period equal to the longer of (a) the remainder of the term of this Agreement, or (b) twelve (12) months from the Termination Date to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefit shared in the same relative proportion by the Corporation and the Executive as in effect on the Termination Date. Notwithstanding the foregoing, nothing in this Section 6(f) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive’s right to cost sharing under this Section 6(f) ceases, provided further the continued health benefits provided hereunder shall supplement, and not in any manner be construed to replace or otherwise limit, the periods of COBRA continuation that the Executive would have otherwise been entitled to.

(g) For purposes of this Agreement, a “Change in Control of the Corporation” shall be deemed to have occurred upon any one of the following events:

(i)	The date on which shares of Common Stock are first purchased pursuant to a tender offer or exchange offer (other than such an offer by the Corporation, any Subsidiary, any employee benefit plan of the Corporation or of any Subsidiary or any entity holding shares or other securities of the Corporation for or pursuant to the terms of such plan), whether or not such offer is approved or opposed by the Corporation and regardless of the number of shares purchased pursuant to such offer;

(ii)	The date the Corporation acquires knowledge that any person or group deemed a person under Section 13(d)-3 of the Securities Exchange Act of 1934 (“Exchange Act”) (other than the Corporation, any Subsidiary, any employee benefit plan of the Corporation or of any Subsidiary or any entity holding shares of Common Stock or other securities of the Corporation for or pursuant to the terms of any such plan or any individual or entity or group or affiliate thereof which acquired its beneficial ownership interest prior to the date of this Agreement), in a transaction or series of transactions, has become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of securities of the Corporation entitling the person or group to 30% or more of all votes (without consideration of the rights of any class or stock to elect directors by a separate class vote) to which all stockholders of the Corporation would be entitled in the election of the Board of Directors were an election held on such date;

(iii)	The date, during any period of two consecutive years, when individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of the Corporation, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; and

(iv)	The date of approval by the stockholders of the Corporation of an agreement (a “reorganization agreement”) providing for:

(A)	The merger or consolidation of the Corporation with another corporation where the stockholders of the Corporation, immediately prior to the merger or consolidation, do not beneficially own, immediately after the merger or consolidation, shares of the corporation issuing cash or securities in the merger or consolidation entitling such stockholders to 65% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of such corporation would be entitled in the election of directors or where the members of the Board of Directors of the Corporation, immediately prior to the merger or consolidation, do not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation; or

(B)	The sale or other disposition of all or substantially all the assets of the Corporation.

(h) Adjustment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that as a result of any payment or distribution by the Corporation to or for the benefit of the Executive whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), the Executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to promptly receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive is in the same after-tax position as if no Excise Tax had been imposed upon the Executive with respect to the Payments, provided further that such Gross-Up Payment shall not exceed $500,000 under any circumstances.

Notwithstanding the above provisions of this Section (h), the Executive’s Payments, shall be reduced to an amount (not less than zero) which shall not cause any portion of the Payments to be subject to Excise Tax, provided that no such reduction shall be made if the Executive’s Payments, after the reduction and after the application of Federal income tax at the highest rate applicable to individual taxpayers, shall not be greater than the present value (determined in accordance with Section 280G of the Code) of the Payments and any applicable Gross-Up Payment before the reduction but after the application of (i) excise tax under Section 4999 of the Code and (ii) Federal income tax at the highest rate applicable to individual taxpayers.

(i)	Cooperation: Pending Litigation

(i)	Upon the request of the Corporation, in connection with any suit, action, proceeding, arbitration or litigation involving the Corporation (a “Litigation”), which Litigation is directly or indirectly the result of an event, fact or occurrence existing, in whole or in part, prior to the Termination Date, Executive agrees to, at the expense of the Corporation, in connection with any such Litigation:

(A)	attend depositions, meetings, conferences or other scheduled proceedings related to the Litigation with a designated officer of the Corporation;

(B)	provide a written outline of any actions taken by Executive on behalf of the Corporation, or any information known to Executive; and

(C)	otherwise cooperate with the Corporation, counsel to the Corporation and with other parties or entities whom the Corporation shall reasonably request.

(ii)	Unless Executive and the Corporation agree otherwise, Executive shall not be required to engage or participate in any of the activities described in Section 6(i) of this Agreement for more than three (3) consecutive business days at a time, or more than six (6) business days per ninety (90) day period.

(j) SPECIFIED EMPLOYEE STATUS. Notwithstanding anything herein to the contrary, if the Executive is deemed a specified employee, as defined under §409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, as of the date of his separation from service for any reason, then the payment dates hereunder shall be adjusted so that no payment of deferred compensation hereunder that is subject to §409A may be made before the expiration of six (6) months after the date of the Executive’s separation from service, or if earlier, the Executive’s death.

(k) Notwithstanding anything herein to the contrary contained herein, with regards to the determination of lump sum or monthly installment payments to be made under Sections 6(c), (d) and (f) above, the Board shall determine the form of payment not later than the December 31 prior to the calendar year in which the payment hereunder becomes binding, and provided further that any installments designated hereunder are treated as a series of separate payments in substantially equal amounts payable over such period as the Board irrevocably designates as of the December 31 prior to the year in which the Executive’s right to the amount hereunder becomes binding.

7. NOTICES

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefore; one (1) day after being sent by Federal Express or similar overnight delivery; or three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party.

8. INDEMNIFICATION

The Corporation will continue to indemnify the Executive pursuant to the indemnification agreement previously entered into between the Corporation and the Executive which shall remain in force and effect, and otherwise Corporation will enter into an indemnification agreement with the Executive substantially identical to the previously one.

9. SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

10. ENTIRE AGREEMENT: MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

11. BINDING EFFECT

The rights, benefits, duties, and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon the Executive and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Executive’s obligations hereunder may not be transferred or assigned by the Executive.

12. NON-WAIVER

The failure of either party to insist upon the strict performance of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

13. GOVERNING LAW

The validity, interpretation, enforceability, and performance of this Agreement shall, to the extent not otherwise preempted by federal law, be governed by and construed in accordance with the law of the Commonwealth of Massachusetts without giving effect to its conflict of state laws principles.

14. HEADINGS

The headings of paragraphs are inserted for convenience and shall not affect the interpretation of this Agreement on the day and year first above written.

15. TAXES.

All payments hereunder shall be subject to applicable withholdings and reported as wages to the applicable state and federal authorities. Notwithstanding anything herein to the contrary, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed, and the Executive shall be responsible for any taxes, penalties and interest imposed on him including, but not limited to, under Section 409A of the Code in connection with the Agreement.

16. ACKNOWLEDGMENT.

The Executive acknowledges: (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Corporation; and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

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17. NO ASSIGNMENT.

(a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, or legal representatives without the Corporation’s prior written consent; provided that nothing in this subsection 17(a) shall preclude the Executive from designating a beneficiary to receive, upon his death, any benefit payable hereunder, or the executors, administrators, or other legal representatives of the Executive’s estate from assigning any rights hereunder to the person or persons entitled thereto.

(b) Except as otherwise required by law, without the Corporation’s prior written consent, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to exclusion, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

The parties have duly executed this Agreement as of the date first written above.

CORPORATION:

INDEVUS PHARMACEUTICALS, INC.

By:
Name:	Glenn L. Cooper, M.D.
Title:	Chief Executive Officer

EXECUTIVE:

Name:	Michael W. Rogers